Exhibit 99.1

Viggle Enhances Music Service with Launch of Viggle Store – Allows Users to Redeem Points for Music Downloads
Enlists Gracenote for Music Recognition to Drive Music Discovery

NEW YORK – May 22, 2014 – Viggle Inc. (NASDAQ: VGGL), the entertainment marketing and rewards platform that includes the Viggle, NextGuide and Wetpaint brands, announced the launch of its Viggle Music discovery service, introducing a new way for Viggle Members to earn and use Viggle Points. With Viggle Music, users are now able to earn Viggle points for identifying a song and additional points for buying that song. In conjunction with the expanded music service, Viggle has also launched Viggle Store–a rewards destination where members can redeem their Viggle Points for music downloads.

Powered by GracenoteMusicID®, Viggle Music works much like Viggle for TV in that it recognizes and identifies the music playing from any source, serving up the name of the song, artist and album cover art. The technology allows users to simply hold their device, launch the “check in” button and match a few seconds of tracks to its unique audio fingerprint in its database. As part of the Viggle Rewards platform – and unlike any other music identification service in the market – users receive Viggle Points for every song they match or buy.

The adoption of the Viggle Music service has been widespread since its inception with over 39 million songs matched. Between May 1 and May 18, more than 100,000 Viggle members have already matched 5.1 million songs. The Viggle Store now makes it possible for members to redeem points they earn for listening to music for downloads of their favorite songs and albums.

“The mission of Viggle is to be the leading mobile entertainment discovery and rewards company, and the introduction of Viggle Music takes our vision to new heights,” said Greg Consiglio, president and COO of Viggle Inc. “We’re providing new and existing members the opportunity to earn more rewards, while our advertising partners will be able to utilize the music service to extend their targeting to both verified TV and music audiences.”

“Music discovery happens all around us and Gracenote’s recognition technology will help millions of Viggle users now identify and connect with new music and old favorites in a very innovative way,” stated Ty Roberts, chief strategy officer of Gracenote. “With Gracenote’s MusicID, Viggle Music adds a new facet to the typical music recognition experience, providing users with rewards and incentives for every song they identify and match.”

Viggle Music and the Viggle Store are the latest editions to the Viggle Platform which includes Wetpaint, a leading entertainment destination for creating, curating and sharing the best entertainment content and NextGuide which helps TV networks reach and engage their audiences and the Viggle app which rewards its members for watching their favorite TV shows as well as discovering new music.

About Viggle Inc.
Viggle is an entertainment marketing and rewards platform whose app rewards its members for watching TV shows and discovering new music. The Viggle mobile app has over 4 million users. Since its launch, Vigglers have redeemed over $18 million in rewards for watching their favorite TV programs and listening to music. In addition, Viggle operates Wetpaint, which offers entertainment and celebrity news online. Viggle also operates Dijit Media, maker of technology that helps consumers search for, find, and set reminders for TV shows and movies. For more information, visit www.viggle.com or follow us on Twitter @Viggle.

About Gracenote
Gracenote, Inc. provides music and video content and technologies to the world’s hottest entertainment products and brands. Gracenote is the industry standard for music and video recognition and is supported by the largest source of music and video metadata, featuring descriptions of more than 180 million tracks and TV listings for 30+ countries. Gracenote is a subsidiary of Tribune Companyand has offices in Tokyo, Munich, Berlin, Seoul, Taipei and San Francisco with worldwide headquarters in Emeryville, Calif. For more information, visit our website www.gracenote.com or follow us at @GracenoteTweets and www.facebook.com/PoweredbyGracenote.

Gracenote is a registered trademark of Gracenote, Inc. All other names are trademarks and/or registered trademarks of their respective owners.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of May 22, 2014. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Media Contact for Viggle:	IRTH Communications
Paris Tyler	Robert Haag, 1-866-976-4784
DKC Public Relations	Managing Partner
212 981 5162	VGGL@irthcommunications.com
paris_tyler@dkcnews.com
Media Contact for Gracenote:
Viggle Investor Relations:	Sunok Pak
John C. Small	Gracenote
CFO, Viggle Inc.	415 999 4646
646 738 3220	spak@gracenote.com

###